EXHIBIT 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Announces Final Pricing for
Tender Offers for GulfTerra Notes

        Houston, Texas (Thursday, September 30, 2004) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced that its operating partnership, Enterprise Products Operating L.P (referred to as “Enterprise”), has determined the total consideration to be paid pursuant to each of its four pending cash tender offers for any and all of the outstanding senior subordinated and senior notes of GulfTerra Energy Partners, L.P. (referred to as “GulfTerra”) and GulfTerra Energy Finance Corporation. Each tender offer commenced on August 4, 2004 and will expire at 5:00 p.m., New York City time, on October 4, 2004. The total consideration for each series of the GulfTerra notes is listed in the table below.

Title of Security	Reference Security	Reference Security Yield	Fixed Spread	Total Consideration (per $1,000)
8 1/2% Senior Subordinated Notes due 2010	3.125% due 5/15/07	2.844%	0.75%	$1,161.79
8 1/2% Senior Subordinated Notes due 2011	2.5% due 5/31/06	2.528%	0.75%	$1,123.68
10 5/8% Senior Subordinated Notes due 2012	3% due 11/15/07	2.952%	0.75%	$1,251.62
6 1/4% Senior Notes due 2010	6.5% due 2/15/10	3.499%	0.75%	$1,099.59

        The total consideration for each series of GulfTerra notes was determined as of 2:00 p.m. Eastern time today by reference to a fixed spread over the yield to maturity of the designated United States Treasury reference security listed in the table above.

        The total consideration for each series of GulfTerra notes includes a consent payment of $30 per $1,000 principal amount for all notes properly tendered and not withdrawn prior to 5 p.m. Eastern time on August 13, 2004. The purchase price payable with respect to each $1,000 principal amount of any notes tendered (and not later withdrawn) after 5 p.m. Eastern time on August 13, 2004 and prior to the expiration of the tender offers on October 4, 2004, will exclude the $30 consent payment. Payment for all of the notes accepted in these tender offers is expected to occur on Tuesday, October 5, 2004, and will include accrued and unpaid interest up to but not including the settlement date.

        Enterprise has retained Lehman Brothers Inc. to serve as the lead dealer manager for the tender offers, J.P. Morgan Securities Inc. and Wachovia Capital Markets LLC to serve as co-dealer managers, and D.F. King &Co. Inc. to serve as the tender agent and information agent. Any questions regarding procedures for tendering GulfTerra notes should be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550, and any questions regarding the terms of the tender offers should be directed to Lehman Brothers Inc. by telephone at (212) 528-7581 or (800) 438-3242.

        This press release does not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of Enterprise’s Offer to Purchase and Consent Solicitation Statement dated August 4, 2004 and related letter of transmittal. In any jurisdiction where the laws require the tender offers to be made by a licensed broker or dealer, the tender offers shall be deemed made on behalf of Enterprise by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

        Enterprise Products Partners L.P. is the second largest publicly traded, midstream energy partnership with an enterprise value of approximately $14.0 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 31,000 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company's debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities;

•	the failure to successfully integrate the respective business operations upon completion of the merger with GulfTerra or its failure to successfully integrate any future acquisitions; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the merger with GulfTerra.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

        Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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